Exhibit 5.1

July 2, 2020

Truist Financial Corporation

214 North Tryon Street

Charlotte, North Carolina 28202

Re:	Registration Statement on Form S-3 Relating to Direct Stock Purchase and Dividend Reinvestment Plan of Truist Financial Corporation

Ladies and Gentlemen:

We are the Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity, and Corporate Secretary and the Senior Vice President and Deputy General Counsel, respectively, of Truist Financial Corporation, a North Carolina corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”). We are familiar with the Registration Statement being filed in connection with the 4,000,000 shares of the Company’s common stock, par value $5.00 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Direct Stock Purchase and Dividend Reinvestment Plan of the Company (the “Plan”). The Company is filing the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Shares. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

The Chief Legal Officer of the Company is a member of the Bar of the Commonwealth of Virginia, and the Deputy General Counsel of the Company is a member of the Bar of the State of North Carolina. We express no opinion in this letter other than as to the federal law of the United States of America and the laws of the State of North Carolina, each as in effect on the date hereof. For purposes of the opinions expressed above, all matters of North Carolina law have been passed upon solely by the Deputy General Counsel of the Company, and all matters as to the federal law of the United States of America have been passed upon solely by the Chief Legal Officer of the Company in reliance upon the matters of North Carolina law passed upon by the Deputy General Counsel of the Company.

In connection with the foregoing, we, or others who report to us, have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

[Remainder of page intentionally left blank]

Truist Financial Corporation

July 2, 2020

Very truly yours,

/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Senior Executive Vice President, Chief Legal Officer,
Head of Enterprise Diversity, and Corporate Secretary

/s/ A. Michelle Willis
A. Michelle Willis
Senior Vice President and Deputy General Counsel